Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Inc. Announces
Early Acceptance of Cash Tender Offers and Consent Solicitations for Senior Subordinated Notes
due 2013 and 2015
Redemption of Senior Subordinated Notes due 2013 and 2015, and
Completion of Offering of Senior Subordinated Notes due 2021
PLANO, Texas — February 17, 2011 — Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) today announced that it exercised its early purchase option and has accepted for purchase the outstanding 7 1/2% Senior Subordinated Notes due 2013 of the Company and Denbury Onshore, LLC (the “2013 Notes”) and 7 1/2% Senior Subordinated Notes due 2015 of the Company (the “2015 Notes” and collectively with the 2013 Notes, the “Notes”) tendered and not withdrawn prior to 5:00 p.m., New York City time yesterday, February 16, 2011 (“Consent Payment Deadline”) pursuant to Denbury’s previously announced tender offers and consent solicitations.
As of the Consent Payment Deadline, (i) $169,482,000 principal amount of the 2013 Notes, or 75.3% of the outstanding 2013 Notes, and (ii) $220,882,000 principal amount of the 2015 Notes, or 73.6% of the outstanding 2015 Notes, had been validly tendered and not withdrawn. Payment for the Notes purchased was made today.
Based on the amount of Notes tendered and accepted for purchase, the Company received a sufficient number of consents to adopt the proposed amendments to the indentures governing the Notes. The amendments were adopted on February 17, 2011 pursuant to a supplemental indenture to each applicable indenture. The amendments to the indentures have eliminated most of the restrictive covenants and certain events of default in each indenture.
The tender offers are being made pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated as of February 3, 2011, and the related Letter of Transmittal and Consent (collectively, the “Offer Documents”). The tender offers will expire at 11:59 p.m., New York City time, on March 3, 2011, unless extended by the Company.
BofA Merrill Lynch has been engaged to act as the exclusive dealer manager and solicitation agent in connection with the tender offers and the consent solicitations. Any questions regarding the terms of the tender offers should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 388-9217 (collect). Any questions regarding procedures for tendering Notes or any request for additional copies of the Offer Documents should be directed to MacKenzie Partners, Inc., the information agent for the tender offers, at (212) 929-5500 (collect), (800) 322-2885 (toll free) or tenderoffer@mackenziepartners.com.
Denbury also announced that it has called for redemption all of the remaining outstanding 2013 Notes (CUSIP No. 24823U-AE-8) and 2015 Notes (CUSIP No. 24823U-AF-5) in accordance with the terms of those Notes. The redemption date for the 2013 Notes is April 1, 2011, and holders will receive $1,000.00 per $1,000 principal amount of the 2013 Notes. There will be no accrued and unpaid interest on the 2013 Notes as of that date, and the regular payment of interest will be made on that date. The redemption date for the 2015 Notes is March 21, 2011, and holders will receive $1,037.50 per $1,000 principal amount of the 2015 Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Denbury further announced that today it closed the sale of $400 million principal amount of its 6 3/8% Senior Subordinated Notes due 2021.
The offers and the consent solicitations are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No recommendation is made as to whether holders of the Notes should tender their Notes.
Under no circumstances shall this press release constitute an offer to sell or the solicitation of an offer to buy the 6 3/8% Senior Subordinated Notes due 2021.
Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
Contacts:
Denbury Resources Inc.
Phil Rykhoek, CEO, 972-673-2000
or
Mark Allen, Sr. VP and CFO, 972-673-2000